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                                    EXHIBIT 1

             ANNOUNCEMENT OF REVISIONS TO THE FORECAST OF FINANCIAL
                RESULTS FOR THE FISCAL YEAR ENDED MARCH 31, 2006









                                       7
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                              (English Translation)

                                                                     May 1, 2006
To whom it may concern:

                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)


     Announcement of Revisions to the Forecast of Financial Results for the
                        Fiscal Year ended March 31, 2006
     ----------------------------------------------------------------------

     We are revising our forecast of financial results for the fiscal year ended March 31, 2006 (April 1, 2005 - March 31, 2006), which was released on December 19, 2005 as follows:

1. Revised Forecast of Consolidated Financial Results for the Fiscal Year Ended March 31, 2006 (April 1, 2005 - March 31, 2006)

(U.S. accounting basis)                                  (Unit: millions of yen, %)

                                                          NET INCOME
                                          TOTAL SALES     BEFORE TAX     NET INCOME
                                          -----------     ----------     ----------
Previous Forecast ("A")
(announced on December 19, 2005)            164,000         1,600          1,400
Revised Forecast ("B")                      164,100         3,400          2,800
Difference (B - A)                              100         1,800          1,400
Percent Change (%)                              0.1%          113%           100%
Results of Previous Term
(Fiscal Year ended March 2005)              160,968        12,079          6,790

2. Forecast of Non-Consolidated Financial Results for the Fiscal Year Ended March 31, 2006 (April 1, 2005 - March 31, 2006)

                                                      (Unit: millions of yen, %)
                                                          ORDINARY
                                          TOTAL SALES      INCOME        NET INCOME
                                          -----------     ----------     ----------
Previous Forecast ("A")
(announced on November 11, 2005)             70,000         6,100          2,600
Revised Forecast ("B")                       70,500         6,200          2,800
Difference (B - A)                              500           100            200
Percent Change (%)                              0.7           1.6            7.7
Results of Previous Term
(Fiscal Year ended March 2005)              128,243         5,919          3,098

(Note) Wacoal transitioned to a holding company structure in October 2005, and simultaneously transferred all of its directly held operations to a newly created subsidiary. The sales figure shown in the forecast for the fiscal year ended March 31, 2006, is the aggregate of sales for the six-month period ended September 30, 2005 and rental revenue from real property, buildings and other sources from all subsidiaries for the six-month period ended March 31, 2006.

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3.   Reasons for Revisions (for consolidated results)

     (i) An increase in plan assets due to a rise in stock prices was recognized for accounting purposes, and due to a gain realized from an unrecognized actuarial loss (liquidation of pension funds under U.S. accounting standards) with respect to retirees who participated in the recent implementation of our special voluntary retirement program, our retirement benefit costs have decreased.

     (ii) Due to a delay in the demolition of the Nagoya Building, which had served as our base of operations in Central Japan and the Tokai district, the expenses for the demolition will be carried over to the next term.

     (iii) Due to the sale of some investment securities held by Nanasai Co., Ltd., we have recorded a gain on sale of investment securities.

     (iv)  Our profits rose due to strong performance of Wacoal America Inc.

We expect to pay a 20 yen per share dividend as previously announced.

(Note) The foregoing forecast of financial results has been prepared based on information available as of the date of this release and may vary from actual results due to various circumstances arising after the date hereof.

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